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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 10-SB

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                           OF SMALL BUSINESS ISSUERS

       Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                                                         EXPROFUELS, INC.
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                                          (Name of Small Business Issuer in its charter)

                          Delaware                                                         74-2727901
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                 (State or other jurisdiction of                                         (I.R.S. Employer
                 incorporation or organization)                                         Identification No.)

                                   500 North Loop 1604 East, Suite 250, San Antonio, TX   78232
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                                  (Address of principal executive offices)           (Zip Code)
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Issuer's telephone number,   (210) 490-9400
                           -----------------------------------------------------

Securities to be registered under Section 12(b) of the Act:

         Title of each class               Name of each exchange on which
         to be so registered               each class is to be registered

________________________________           ______________________________

________________________________           ______________________________

Securities to be registered under Section 12(g) of the Act:

                         $0.01 Par Value Common Stock
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                               (Title of class)


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                               (Title of class)
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ITEM 1.  DESCRIPTION OF BUSINESS

     Pursuant to Rule 12b-23 of the Securities Exchange Act of 1934 (the
"Act"), this item is incorporated by reference from the section labelled
"Business" in the Issuer's Information Statement filed as Exhibit 28.1 to this Form 10-SB.


ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the section labelled "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Issuer's Information
Statement filed as Exhibit 28.1 to this Form 10-SB.


ITEM 3.  DESCRIPTION OF PROPERTY

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the section labelled "Properties" in the Issuer's Information
Statement filed as Exhibit 28.1 to this Form 10-SB.


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the section labelled "Security Ownership of Certain Beneficial
Owners and Management" in the Issuer's Information Statement filed as Exhibit
28.1 to this Form 10-SB.


ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the section labelled "Management" in the Issuer's Information
Statement filed as Exhibit 28.1 to this Form 10-SB.


ITEM 6.  EXECUTIVE COMPENSATION

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the section labelled "Management" in the Issuer's Information
Statement filed as Exhibit 28.1 to this Form 10-SB.





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ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the sections labelled "Relationship Between the Subsidiary and the Parent After the Distribution," "Security Ownership of Certain Beneficial
Owners and Management" and "Business - General" in the Issuer's Information
Statement filed as Exhibit 28.1 to this Form 10-SB.


ITEM 8.  LEGAL PROCEEDINGS

     None.


ITEM 9.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the sections labelled "The Distribution - Trading of the Subsidiary's Stock" and "Certain Special Considerations - No Current Public
Market for the Subsidiary's Common Stock" in the Issuer's Information Statement filed as Exhibit 28.1 to this Form 10-SB.


ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.


ITEM 11. DESCRIPTION OF SECURITIES

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the section labelled "Description of the Subsidiary's Capital
Stock" in the Issuer's Information Statement filed as Exhibit 28.1 to this Form
10-SB.


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the section labelled "Liability and Indemnification of Officers and Directors of the Subsidiary" in the Issuer's Information Statement filed as
Exhibit 28.1 to this Form 10-SB.


ITEM 13. FINANCIAL STATEMENTS

     Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference from the section labelled "Financial Statements" in





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the Issuer's Information Statement filed as Exhibit 28.1 to this Form 10-SB.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
               ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.


ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Listed below are the financial statements filed as part of this Registration Statement:

             FINANCIAL STATEMENTS

             Report of Independent Public Accountants

             Balance Sheets at August 31, 1995, August 31, 1996, and
                  November 30, 1996 (unaudited)

             Statements of Operations for Fiscal Years
                  Ended August 31, 1994, August 31, 1995, August 31,
                  1996, and November 30, 1996 (unaudited)

             Statements of Cash Flows for Fiscal Years
                  Ended August 31, 1994, August 31, 1995, August 31,
                  1996, and November 30, 1996 (unaudited)

             Notes to Consolidated Financial Statements


     (b)     The following exhibits are filed as part of this Registration
             Statement:

             EXHIBIT
             NUMBER           DESCRIPTION OF DOCUMENT

             3(i) Certificate of Incorporation and Certificate of Amendment of the Issuer

             3(ii)            Bylaws of the Issuer

             10.1             1996 Flexible Incentive Plan

             10.2             Convertible Promissory Note, dated February
                              12, 1997, to Retamco Operating, Inc.

             10.3             Convertible Promissory Note, dated December
                              19, 1996, to Wanluan Investments, Limited





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             10.4             Convertible Promissory Note, dated September
                              18, 1996, to TransEuro Capital, Inc.

             10.5             ATI/AEI ExproFuels Agreement (and First and
                              Second Amendments) for the CNG Conversion
                              Project and CNG Refueling Infrastructure in
                              Uzbekistan, Central Asia and the World Market

             11.1             Statement Regarding Computation of Per Share
                              Earnings

             28.1             Information Statement




                                  SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        (Registrant) EXPROFUELS, INC.

                                        Date: February 26, 1997



                                        By (Signature): /s/ Roberto R. Thomae
                                                       ----------------------
                                        Name:  Roberto R. Thomae
                                             --------------------------------
                                        Title:  Chief Financial Officer
                                              -------------------------------





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                                   EXHIBITS



             EXHIBIT
             NUMBER           DESCRIPTION OF DOCUMENT
             -------          -----------------------

             3(i) Certificate of Incorporation and Certificate of Amendment of the Issuer

             3(ii)            Bylaws of the Issuer

             10.1             1996 Flexible Incentive Plan

             10.2             Convertible Promissory Note, dated February
                              12, 1997, to Retamco Operating, Inc.

             10.3             Convertible Promissory Note, dated December
                              19, 1996, to Wanluan Investments, Limited





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             10.4             Convertible Promissory Note, dated September
                              18, 1996, to TransEuro Capital, Inc.

             10.5             ATI/AEI ExproFuels Agreement (and First and
                              Second Amendments) for the CNG Conversion
                              Project and CNG Refueling Infrastructure in
                              Uzbekistan, Central Asia and the World Market

             11.1             Statement Regarding Computation of Per Share
                              Earnings

             28.1             Information Statement